Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 to Form F-4 of our report dated April 22, 2024, except for the effects of the Restatement disclosed in Note 2, as to which the date is August 29, 2024, which includes an explanatory paragraph relating to Perception Capital Corp. IV’s ability to continue as a going concern, relating to the financial statements of Perception Capital Corp. IV as of December 31, 2023 and 2022 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 10, 2025